Exhibit 99.1

ResMed Announces Two-For-One Stock Split

Fourth quarter and year end earnings call scheduled for August 22, 2005

SAN DIEGO, California, August 10, 2005 – ResMed Inc (NYSE: RMD) today announced that its Board of Directors has approved a two-for-one split of its common stock, payable in the form of a 100 percent stock dividend. Shareholders of record will receive one additional share of common stock for every share held on September 15, 2005.

“ResMed’s share price has appreciated over 90 percent since our last split in March of 2000, reflecting strong financial performance from the company and robust growth in the industry at large,” stated Peter C. Farrell PhD, Chairman and Chief Executive Officer. “We hope this stock split will further increase the liquidity of our shares and make them more appealing to individual investors.”

The common stock will be distributed on or about September 30, 2005, by ResMed’s transfer agent, American Stock Transfer and Trust Company. On August 9, 2005, ResMed had common stock outstanding of approximately 36 million shares. Following the stock distribution, the number of outstanding shares will increase to approximately 72 million.

In addition, ResMed announced that on Monday, August 22, 2005, it will release its fourth quarter and fiscal year end 2005 earnings for the period ended June 30, 2005. ResMed will issue an earnings press release at approximately 1:30 p.m. Pacific Time and will host a conference call to review its quarterly and year to date results, market trends, and future outlook.

The conference call is scheduled to begin at 2:00 p.m. Pacific Time and will be webcast on ResMed’s Web site at www.resmed.com.

International conference call times will be:

10:00 p.m.	London
7:00 a.m.	Sydney, Australia (August 23, 2005)

TO PARTICIPATE in the conference call, please call one of the below numbers at least 10 minutes before the call begins and identify yourself to the operator:

Domestic:	(866) 203-2528
International:	(617) 213-8847
Conference ID:	1788883
Conference Name:	ResMed Inc

The replay of the conference call will be available approximately 30 minutes after the call and will be accessible for two weeks at:

Domestic:	(888) 286-8010
International:	(617) 801-6888
Conference ID:	99737510

About	ResMed

ResMed is a leading manufacturer of medical equipment for the treatment and management of sleep-disordered breathing and other respiratory disorders. We are dedicated to developing innovative products to improve the lives of those who suffer from these conditions and to increasing awareness among patients and healthcare professionals of the potentially serious health consequences of untreated sleep-disordered breathing. For more information on ResMed, visit www.resmed.com.

Statements contained in this release that are not historical facts are “forward-looking” statements as contemplated by the Private Securities Litigation Reform Act of 1995. These forward-looking statements, including statements regarding benefits of the stock split, increases in the liquidity of ResMed’s shares, and the reaction of investors, are subject to risks and uncertainties, which could cause actual results to materially differ from those projected or implied in the forward-looking statements. Those risks and uncertainties are discussed in the Company’s Annual Report on Form 10-K for its most recent fiscal year and in other reports the Company files with the US Securities & Exchange Commission. Those reports are available on the Company’s website.

Contact:

Arlene Martin

Stock Administrator

(858) 746-2262

Hillary Theakston

Director of Investor Relations

(858) 746-2610